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                    U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                               September 15, 1998
                Date of Report (Date of earliest event reported)



                          U.S. OFFICE PRODUCTS COMPANY
             (Exact name of registrant as specified in its charter)

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
               Delaware                               000-25372                               52-1906050
    (State of other jurisdiction of            (Commission File Number)           (IRS Employer Identification No.)
            incorporation)
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   1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007
          (Address of principal executive offices, including Zip Code)


                                 (202) 339-6700
              (Registrant's telephone number, including area code)



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ITEM 5.   OTHER EVENTS

The text of item 5 is amended to read in its entirety as follows:

Option Replacement Program

                  The Board of Directors of U.S. Office Products Company (the "Company") has approved a program intended both to reduce the potential long-term dilutive impact on stockholders of existing stock options and to provide employees with a more meaningful equity-based incentive arrangement. This program will allow holders of options issued pursuant to the Company's employee stock option plans, if they choose, to have their existing options, whose exercise prices are substantially above the current market price, replaced with a significantly smaller number of options priced at market. If option holders participate fully in this program, the result will be a significant reduction in the total number of options outstanding. The program is expected to begin within the next few weeks, and employees are expected to have approximately two to three weeks to decide whether to participate.

                  The number of new options will be determined so that the "Black-Scholes" value of the options received will be approximately equal to the Black-Scholes value of the options surrendered.

                  As the Company has previously disclosed, the Company is not able to grant additional options at this time because the Company's primary stock option plan prohibits additional grants to be made if such additional grants would cause the total number of shares covered by stock options issued under the plan and outstanding to exceed 20% of the total shares outstanding. The total number of shares covered by stock options currently outstanding is slightly more than 20% of the Company' outstanding shares. If a significant number of employees elect to participate in the program, the number of shares subject to employee stock options will drop well below 20%. The Company expects that this will allow it to provide a meaningful equity-based incentive program for employees while keeping the percentage of the Company's fully diluted equity that is represented by stock options at a reduced level.

Amendment to Bank Credit Agreement

                  The Board of Directors has approved an amendment to the Company's Bank Credit Agreement (the "Agreement"). The Amendment permits the Company to repurchase up to $50 million worth of the Company's equity securities, including its common stock. The Amendment also permits the Company to engage in asset sales in fiscal years 1999 and 2000 in amounts in excess of the $20 million limit set forth in the Credit Agreement, but requires that all of the net cash proceeds received in connection with asset sales exceeding the $20 million limit be applied to reduce the term loans under the Credit Agreement. The Amendment permanently reduces the revolving credit commitments under the Credit Agreement, effective March 31, 1999, by $50 million (or, if the revolving credit commitment has been reduced by other actions specified in the

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Credit Agreement, by an amount equal to the difference between $50 million and the total of such other reductions). The Amendment further prohibits the Company from borrowing more than $200 million under the revolving credit facility before March 31, 1999. As of September 18, 1998, the Company had approximately $31.5 million outstanding under the revolving credit facility.

                  The Board of Directors has not taken any action to approve any repurchases of its common stock.

                  The Amendment is filed as an exhibit to this Report on Form
8-K.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

                  The exhibit index is incorporated herein by reference.



                                   SIGNATURES


                  Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                           U.S. OFFICE PRODUCTS COMPANY
                                           (Registrant)



                                     By:   /s/  Thomas Morgan
                                        ---------------------------------------
                                             Thomas Morgan
                                             President and
                                              Chief Executive Officer


DATED:  September 21, 1998



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                                INDEX TO EXHIBITS

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EXHIBIT
    NO.                                            EXHIBIT
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 99.1                               First Amendment dated as of August 21, 1998
                                    to the Credit Agreement dated as of June 9, 1998 among U.S. Office Products Company, Blue Star Group Limited, the several banks and other financial institutions from time to time parties to the Credit Agreement, Bankers Trust Company as Syndication Agent, Merrill Lynch Capital Corporation as Documentation Agent, and The Chase Manhattan Bank as Administrative Agent.
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